Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made and entered into as of February 22, 2026, by and between Playboy Enterprises International, Inc., a Delaware corporation (the “Company”), and David Miller (“Executive” and, together with the Company, the “Parties”).
RECITALS
WHEREAS, Executive shall begin employment as the President, Playboy, Media & Brand, of the Company effective February 23, 2026 (the “Employment Commencement Date”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereto agree as follows:
1.Term. Executive’s employment with the Company under the terms and conditions of this Agreement will commence on the Employment Commencement Date and shall continue until such time as Executive’s employment is terminated in accordance with the terms and conditions of Section 5 of this Agreement (the “Term”). Notwithstanding any provision of this Agreement to the contrary, Executive shall be employed on an “at-will” basis and Executive’s employment may be terminated by either Party at any time.
2.Title; Services and Duties.
(a)During the Term, Executive will be employed by the Company as President, Playboy, Media & Brand and shall report to the CEO of the Company or such other manager as the Company may designate from time to time (the “Manager”).
(b)During the Term, Executive will (i) be a full-time employee of the Company and (ii) have such duties, responsibilities and authority as are reasonably prescribed by the Manager or the Company from time to time.
(c)During the Term, Executive shall devote all of Executive’s business time, energy, business judgment, knowledge and skill and Executive’s best efforts to the performance of Executive’s duties with the Company.
(d)The primary place of Executive’s employment with the Company will be the place principal duties are performed by Executive as of the Employment Commencement Date, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.
3.Compensation.
(a)Base Salary. The Company will pay Executive a base salary in the amount of four hundred thousand dollars ($400,000) per annum (the “Base Salary”) during the Term, payable in accordance the Company’s regular payroll practices as in effect from time to time.
(b)Cash Bonus.
(i)Executive will be eligible to receive an annual cash bonus for each fiscal year of the Company during the Term with a target amount equal to 80% of the Base Salary. The actual amount of the annual cash bonus, if any, payable to Executive in respect of any fiscal year during the Term will be based on the achievement of performance criteria which may relate to financial and non-financial metrics as reasonably determined by the Company.
(ii)Any annual cash bonus that becomes payable to Executive under this Section 3(b) will be paid to Executive, in cash, when annual bonuses are paid to the Company’s other senior executives and as soon as practicable but no later than March 15 following the end of the fiscal year of the Company to which it relates.

(c)Long-Term Incentive Compensation.
(i)Effective upon the Employment Commencement Date, Executive has been granted a long-term incentive compensation grant comprised of 248,869 time-based restricted stock units (the “Initial RSUs”), which will be eligible to vest in three equal installments on each of the first three anniversaries of the Employment Commencement Date, in each case subject to Executive’s continued employment through the applicable vesting dates. On a termination of Executive’s employment by the Company without Cause (as defined below) or by Executive for Good Reason (as defined below) (each, an “Involuntary Termination”) prior to full vesting of the Initial RSUs, one-third (1/3) of the Initial RSUs will become immediately vested upon the date of such termination (the “Special Equity Treatment”). This award will be subject to the Playboy, Inc. 2021 Equity and Incentive Compensation (the “2021 Plan”) and the definitive award agreement governing such award.
(ii)Starting in 2026 and for each subsequent fiscal year of the Company during the Term, Executive shall be eligible to receive long-term incentive compensation grants, subject to the approval of the Compensation Committee of the Board of Directors of PLBY Group, Inc., with a target grant date fair value of $700,000 (each such award, an “Annual Equity Award”), which will be eligible to vest in three equal installments on each of the first three anniversaries of the date of grant, in each case subject to Executive’s continued employment through the applicable vesting dates. On an Involuntary Termination, for each Annual Equity Award that has not fully vested as of the date of such termination, one-third (1/3) of the total original grant under such Annual Equity Award will become immediately vested upon the date of such termination (the “Annual Equity Acceleration”). These awards will be subject to the 2021 Plan and the definitive award agreement governing each such award.
4.Employee Benefits.
(a)Retirement and Welfare Benefits. During the Term, Executive will be eligible to participate in all benefit plans generally made available by the Company to its employees, including health insurance, life insurance and participation in an Internal Revenue Code (the “Code”) Section 401(k) retirement plan. Such benefits will be subject to the applicable limitations and requirements imposed by the terms of such benefit plans and will be governed in all respects in accordance with the terms of such plans as in effect from time to time. Notwithstanding the foregoing, nothing in this Agreement shall adversely affect the Company’s ability to modify or terminate any employee retirement, health or welfare benefit plan at any time.
(b)Paid Vacation. During the Term, Executive will be entitled to an unlimited amount of paid vacation, subject to the needs of the business and approval of the Manager (which approval is not to be unreasonably withheld), in accordance with the terms and conditions of the Company’s vacation policies as in effect from time to time.
(c)Reimbursement of Business Expenses. The Company will reimburse Executive to the same extent as other employees for any reasonable expenses incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations and in respect of technology required to perform remote working arrangements, upon submission by Executive of vouchers or receipts, and in accordance with applicable Company policies.
(d)Life and Disability Insurance. During the Term, the Company agrees to provide Executive with a life insurance policy, at the Company’s expense, providing for a death benefit in the amount of $10 million and a disability insurance policy, at the Company’s expense, with an annualized benefit not less than $2.5 million. Company and Executive agree to work together in good faith to obtain such policies as promptly as practicable following the Employment Commencement Date.
5.Termination of Employment. Executive’s employment will be terminated at the earliest to occur of the following during the Term: (i) the date on which the Company provides notice to Executive of termination for “Disability” (as defined below); (ii) the date of Executive’s death; (iii) the date on which the Company provides notice to Executive of termination for Cause; (iv) the date which is two weeks following the date on which the Company provides notice to Executive of termination without Cause; (v) the date specified by Executive in any notice to the Company of termination of employment other than for Good Reason; or (vi) the applicable date as determined in accordance with the definition of Good Reason if such termination is by Executive for Good Reason.

(a)For Cause; Resignation by Executive Other than for Good Reason; Death or Disability. If Executive’s employment with the Company is terminated by the Company for Cause or as a result of Executive’s death or Disability, or Executive resigns his employment other than for Good Reason, Executive will not be entitled to any further compensation or benefits other than, in each case if applicable as of the date of termination: (i) any accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof); (ii) in the event that such termination is other than by the Company for Cause, an amount in cash equal to any annual cash bonus payable to Executive in respect of any previously completed fiscal year of the Company in accordance with Section 3(b) but unpaid as of the date of termination, payable on the same date on which annual cash bonuses are paid to executives of the Company generally in respect of such fiscal year; (iii) reimbursement for any expenses properly incurred and reported by Executive prior to the date of termination in accordance with Section 4(c) hereof; and (iv) vested employee benefits, if any, to which Executive may be entitled under the applicable terms of the Company’s employee benefit plans as may be in effect as of the date of termination (collectively, the “Accrued Rights”).
(b)Termination by the Company without Cause or Resignation for Good Reason. If Executive’s employment is terminated by the Company without Cause or Executive resigns his employment for Good Reason, then Executive will be entitled to receive the Accrued Rights, and if Executive executes a release of claims in the form attached as Exhibit A hereto, subject to any revisions necessary to reflect changes in applicable law occurring after the date hereof (the “Release”), and the applicable revocation period with respect to the Release expires within sixty (60) days (or such longer period as required by law) following the date of termination, then Executive will receive the following:
(i)payment at the rate of Executive’s current Base Salary for the Applicable Time Period (as defined below), less applicable withholding, payroll, and similar taxes, to be paid to Executive in accordance with the Company’s current payroll schedule; provided, however, that the first payment shall not occur until the first regularly scheduled payroll date of the Company that occurs on or following the effective date of the Release as defined in Section 8 of the Release; provided, further that to the extent that the period to consider the Release spans two calendar years, such first installment shall occur in the second calendar year, to the extent that such installment constitutes nonqualified deferred compensation for purposes of Section 409A of the Code;
(ii)An amount in cash equal to the product of (A) Executive’s target annual cash bonus for the fiscal year in which the date of termination occurs and (B) a fraction, the numerator of which is the number of days Executive was employed during the fiscal year in which the date of termination occurs, and the denominator of which is 365, payable on the same date on which annual cash bonuses are paid to executives of the Company generally in respect of such fiscal year (the “Pro-Rated Bonus”);
(iii)if Executive elects continuation coverage under the Company’s medical, dental and vision program pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), reimbursement for the full COBRA premium payments for the Applicable Time Period immediately following the end of the calendar month in which the date of termination occurs (provided that the Company may modify its obligation under this Section 5(b)(iii) to the extent reasonably necessary (and to the minimum extent necessary) to avoid any penalty or excise taxes imposed on it in connection with the continued payment of premiums by the Company under the Patient Protection and Affordable Care Act of 2010, as amended) (the “Health Care Continuation”); provided, further that such contributions shall cease to be effective as of the date that Executive is eligible for health, dental and vision benefits from a subsequent employer; and
(iv)The Annual Equity Acceleration and the Special Equity Treatment (without duplication).
(c)Definitions. For purposes of this Agreement:
(i)“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities (the ownership of more than 50% of the voting securities of an entity shall for purposes of this definition be deemed to be “control”), by contract or otherwise.

(ii)“Applicable Time Period” means: (i) nine months if the date of termination of Executive’s employment is on or prior to the one-year anniversary of the Employment Commencement Date; or (ii) twelve months if the date of termination of Executive’s employment is after the one-year anniversary of the Employment Commencement Date. Notwithstanding the foregoing, if the date of termination of Executive’s employment is during the period beginning on a “Change in Control” (as such term is defined in the 2021 Plan) and ending twenty-four (24) months after such Change in Control: (i) twelve months if the date of termination of Executive’s employment is on or prior to the one-year anniversary of the Employment Commencement Date; or (ii) eighteen months if the date of termination of Executive’s employment is after the one-year anniversary of the Employment Commencement Date.
(iii)“Cause” means (in each case, other than due to death or Disability): (A) Executive’s conviction of, or plea of guilty or nolo contendere to, any felony; (B) any act of theft, dishonesty, embezzlement or misappropriation by Executive against the Company or any of its Affiliates; (C) Executive’s breach of a fiduciary obligation to the Company or any willful malfeasance or gross negligence in the performance of Executive’s duties to the Company; (D) a material violation by Executive of any written policy of the Company that results in economic harm to the Company; (E) a willful material breach by Executive of Section 6(b) or (c) of this Agreement; or (F) any continued willful failure by Executive to follow the reasonable and lawful written directives of the Manager, CEO or the Board that are related to Executive’s position with the Company. Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Cause unless (1) the Company provides written notice to Executive of the existence of the condition giving rise to Cause within sixty (60) days following the Company’s knowledge of its existence and (2) Executive fails to cure such condition, if curable, within thirty (30) days following the date of such notice, upon which failure to cure Executive’s employment will immediately terminate for Cause; provided that Executive shall not be provided the ability to cure repeated occurrences of the same event.
(iv)“Disability” means Executive is unable, due to physical or mental incapacity, to perform his duties to the Company under this Agreement, as determined by the Company, for a period of either (A) ninety (90) consecutive days or (B) one-hundred-eighty (180) days in any 12-month period.
(v)“Good Reason” means, in each case without Executive’s consent, (A) a decrease in Executive’s base salary or target bonus, other than a decrease of not less than 10% that is materially consistent with similar decreases required of other executives of the Company; (B) a material diminution in Executive’s duties, responsibilities or authority or an adverse change in Executive’s title (provided, however, that any change in duties, responsibilities or authority solely due to the Company becoming privately owned will not constitute Good Reason); (C) a relocation of Executive’s primary office location outside of the Washington, DC metropolitan area; or (D) a material breach of this Agreement or any other material compensatory arrangement with the Company by the Company. Notwithstanding the foregoing, in no event will the occurrence of any such condition constitute Good Reason unless (1) Executive provides notice to the Company of the existence of the condition giving rise to Good Reason within sixty (60) days following Executive’s knowledge of its existence and (2) the Company fails to cure such condition within thirty (30) days following the date of such notice, and (3) Executive terminates employment within thirty (30) days after the end of the cure period.
(vi)“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
6.Restrictive Covenants.
(a)Acknowledgment. Executive agrees and acknowledges that, in the course of Executive’s employment, Executive will acquire access to and become acquainted with information about the Company and its Affiliates that is non-public, confidential or proprietary in nature. Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all “Confidential Information” (as defined below) and the disclosure of Confidential Information would place the Company at a competitive disadvantage.

(b)Confidential Information. During Executive’s employment and at all times following Executive’s termination of employment for any reason, Executive will hold in confidence all non-public information, matters and materials of the Company, including, without limitation, know-how, trade secrets, customer lists, pricing policies, operational methods, information relating to products, processes, customers, services and other business and financial affairs and information as to customers or other third parties (collectively, the “Confidential Information”), in each case to which Executive has had or may have access and will not, directly or indirectly, use or disclose such Confidential Information to any Person other than (i) to the extent required in the course of Executive’s employment or as otherwise expressly required in connection with court process or requested by a governmental or regulatory body, (ii) as may be required by law (with advance notice to the Company prior to any such disclosure to the extent legally permitted) or (iii) to Executive’s personal advisers for purposes of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company), or to a court or arbitrator for the purpose of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company), and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisers, their obligation to keep such Confidential Information confidential. “Confidential Information” will not include any information which is in the public or industry domain during Executive’s employment, provided such information is not in the public or industry domain as a consequence of any action or inaction by Executive in violation of this Agreement. Upon the termination of Executive’s employment for any reason, Executive will deliver to the Company all documents, papers and records (including, but not limited to, electronic media) in Executive’s possession or subject to Executive’s control that (x) belong to the Company or (y) contain or reflect any Confidential Information concerning the Company.
(c)Non-Solicitation. Executive will not directly or indirectly at any time during Executive’s employment or for 12 months thereafter attempt to disrupt, damage, impair or interfere with the Company’s business by disrupting the relationship between the Company and any of its consultants, agents, representatives or vendors. Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business. Non-targeted, general, solicitations to the public shall be deemed not to breach this Section 6(c).
(d)Discoveries and Inventions; Work Made for Hire.
(i)Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for the Company, Executive hereby assigns to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Pursuant to California Labor Code Section 2870, Executive has no obligation to assign an invention that Executive developed entirely on his or her own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company. Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Executive, either solely or jointly with others, within one (1) year following termination of Executive’s employment with the Company shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii)In order to determine the rights of Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Executive agrees that during Executive’s employment, and for one (1) year after termination of Executive’s employment with the Company, Executive will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others. The Company agrees to keep any such disclosures confidential. Executive also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company. Executive agrees that at the request of and without charge to the Company, but at the Company’s expense, Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Executive will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure Executive’s signature on a written assignment to the Company of any application for letters patent or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints the Corporate Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.
(iii)Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”) (including, without limitation, any and all such items generated and maintained on any form of electronic media) generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company.
(e)Remedies for Breach.
(i)The Company and Executive agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein will not affect the validity of any other covenant set forth herein. Executive acknowledges that the Company will suffer irreparable harm as a result of a material breach of such restrictive covenants by Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened material breach by Executive of any provision of this Section 6, the Company will, in addition to any other remedies permitted by law, be entitled to seek to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction (each, an “Equitable Remedy”), to prevent or otherwise restrain a material breach of this Section 6, without the necessity of proving damages, posting a bond or other security. Such relief will be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of said covenants.
(ii)Reasonableness. Executive acknowledges that Executive’s obligations under this Agreement are reasonable in the context of the nature of the Company’s business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations and that these obligations do not place an undue burden on Executive. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent legally permissible. Accordingly, if any particular provision(s) of this Agreement shall be adjudicated to be invalid or unenforceable, the court may modify or sever such provision(s), such modification or deletion to apply only with respect to the operation of such provision(s) in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this Agreement shall remain in full force and effect.

(f)Permitted Disclosures. Pursuant to 18 U.S.C. §1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company will prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.
7.Assignment. This Agreement, and all of the terms and conditions hereof, will bind the Company and its successors and assigns and will bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement will release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation will be null and void. The Company may assign any of its rights hereunder, in whole or in part, to any successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity interests or in connection with any merger, acquisition and/or reorganization.
8.General.
(a)Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail; or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8(a)):
To the Company:

Playboy Enterprises International, Inc.
c/o General Counsel
10960 Wilshire Blvd.,
Suite 2200
Los Angeles, CA 90024
To Executive:
At the address shown in the Company’s personnel records.
(b)Entire Agreement. This Agreement (including any Exhibits hereto) and the Mutal Arbitration Agreement entered into between Executive and Company as of the date hereof, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and, effective as of the Employment Commencement Date supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. Notwithstanding the foregoing, the restrictive covenants in Section 6 of this Agreement do not supersede, and are in addition to, any restrictive covenants in any other types of agreements entered into between Executive and the Company, such as shareholder agreements or incentive equity award agreements. In the event that the Closing does not occur for any reason, this Agreement shall become null and void.
(c)Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(d)Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties hereto. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
(e)Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the State of Virginia or any other jurisdiction).
(f)Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein will survive the termination or expiration of this Agreement, including without limitation, the provisions of Section 6 hereof.
(g)Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement will be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document will be construed against the drafting party will not be applicable to this Agreement.
(h)Withholding. All compensation payable to Executive pursuant to this Agreement will be subject to any applicable statutory withholding taxes and such other taxes as are required or permitted under applicable law and such other deductions or withholdings as authorized by Executive to be collected with respect to compensation paid to Executive. Notwithstanding any provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any personal income taxes imposed on Executive with respect to any such payment.
(i)Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.
(j)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(k)280G Payments. In the event that any payment or benefit received or to be received by Executive, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (each a “Payment” and all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject, in whole or in part, to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced, but only to the extent that Executive would retain a greater amount on an after-tax basis than Executive would retain absent such reduction, such that the value of the Total Payments that Executive is entitled to receive will be $1 less than the maximum amount which Executive may receive without becoming subject to the Excise Tax. A nationally recognized accounting or consulting firm engaged by the Company shall perform the foregoing calculations, and, in connection therewith, shall perform customary parachute mitigation analysis and calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting or consulting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 8(k) will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.
[Signature Page Follows]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.
PLAYBOY ENTERPRISES INTERNATIONAL, INC.
By: /s/ Chris Riley________
Name: Chris Riley
Title: General Counsel
EXECUTIVE
/s/ David Miller
David Miller

[Signature Page to Employment Agreement]

Exhibit A

Form of General Release of Claims

This General Release of Claims (this “Agreement”) is entered into by and between Playboy Enterprises International, Inc., a Delaware corporation (the “Company”), and David Miller (“Executive”) on the below-indicated date.
WHEREAS, Executive, and the Company entered into an Employment Agreement dated as of February 22, 2026 (the “Employment Agreement”), that provides Executive certain severance and other benefits in the event of certain terminations of Executive’s employment;
WHEREAS, Executive’s employment has so terminated; and
WHEREAS, pursuant to Section 5(b) of the Employment Agreement, a condition precedent to Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Agreement.
NOW, THEREFORE, in consideration of the severance and other benefits provided under Section 5(b) of the Employment Agreement, the sufficiency of which Executive hereby acknowledges, Executive agrees as follows:
1.General Release of Claims. Executive, for and on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby voluntarily, knowingly and willingly release and forever discharge the Company and all of its past and present parents, subsidiaries, and affiliates, each of their respective members, officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors, and assigns (each, individually, a “Releasee,” collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time up to the date Executive executes this Agreement with respect to (A) any such Claims relating in any way to Executive’s employment relationship with the Company or any other Releasee, and (B) any such Claims arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, each as amended and including each of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) arising out of or relating to the termination of Executive’s employment; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any other Releasee and Executive.

2.Exceptions to General Release of Claims.
(a)Nothing contained in this Agreement will in any way diminish or impair: (i) any Claims Executive may have that cannot be waived under applicable law, (ii) Executive’s rights to severance, the Accrued Rights and other vested benefits provided under Section 5 of the Employment Agreement, (iii) any rights Executive may have to indemnification from the Company or coverage under any director and officer liability insurance policy or (iv) any rights Executive may have in respect of any shares or other vested equity interests Executive holds in the Company or any of its Affiliates. The Company acknowledges and agrees that this Agreement does not preclude Executive from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other governmental agency or from any way participating in any investigation, hearing, or proceeding of any government agency. Executive does not need prior authorization from the Company to make any such reports or disclosures and except as may otherwise be required by applicable law, is not required to notify the Company that Executive has made such reports or disclosures. This Agreement does not limit Executive’s right to receive an award for information provided to any governmental agency or entity.
(b)Pursuant to 18 U.S.C. §1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company will prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.
(c)Executive acknowledges and agrees that he is aware of California Civil Code Section 1542, which provides as follows:
A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or settlement with the debtor or the released party.
With full awareness and understanding of the above provisions, Executive hereby waives any and all right he may have under Section 1542, as well as under any other statutes or common law principles of similar effect. Executive intends to, and hereby does, release the Released Parties from claims which he does not presently know or suspect to exist.
3.Affirmations. Executive affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against the Company or the other Releasees in any forum or form. Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Executive disclaims and waives any right of reinstatement with the Company.

4.Restrictive Covenants. Executive acknowledges and agrees that each of the restrictive covenants to which Executive is subject as of the date hereof (including without limitation, the provisions set forth in Section 6 of the Employment Agreement) will continue to apply in accordance with their terms for the applicable periods with respect thereto.
5.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the State of Virginia or any other jurisdiction).
6.No Admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration set forth in the Employment Agreement will be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind.
7.Consultation With Attorney; Voluntary Agreement. Executive acknowledges that (a) the Company advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, (c) Executive is entering into this Agreement, including the releases set forth in Section 1, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) Executive would not be entitled to the benefits described in the applicable sections of the Employment Agreement in the absence of this Agreement.
8.Revocation. Executive acknowledges that Executive has been given twenty-one (21) calendar days to consider the terms of this Agreement, although Executive may sign it sooner. Executive agrees that any modifications, material or otherwise, made to this agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Executive will have seven calendar days from the date on which Executive sign this Agreement to revoke Executive’s consent to the terms of this Agreement by providing notice to the Company in accordance with Section 8(a) of the Employment Agreement. Notice of such revocation must be received within the seven calendar days referenced above. In the event of such revocation by Executive, this Agreement will not become effective and Executive will not have any rights under Section 5(b) of the Employment Agreement. Provided that Executive does not revoke this Agreement within such seven-calendar day period, this Agreement will become effective on the eighth calendar day after the date on which Executive signs this Agreement.
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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the date written below.
PLAYBOY ENTERPRISES INTERNATIONAL, INC.
By: ________________________________
Name:
Title:
EXECUTIVE
____________________________________

[Signature Page to Release Agreement]